Exhibit 4.59

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on January 1, 2016, in Shanghai, the People’s Republic of China (“China” or the “PRC”).

Party A:            Yanhua Network Technology (Shanghai) Co., Ltd.

Address:             Room 605, 6th Floor, Building No.1, Lane 2145, Jingshajiang Road, Putuo District, Shanghai, PRC.

Party B:            Lv Neng Tao E-Commerce (Suzhou) Co., Ltd.

Address:             Room 306, Building No.3, Keling Road 78, High-tech Zone, Suzhou, PRC.

In this Agreement, each of Party A and Party B shall be hereinafter referred to as a “Party” individually, and as the “Parties” collectively.

Whereas,

1.                  Party A is a wholly foreign-owned enterprise established in China, and has sufficient resources for providing technical services and consultation;

2.                  Party B is a company established in China with exclusive domestic capital and as registered with the relevant PRC government authorities, is permitted to engage in online trade agency (shall not engage in financial business), business information consulting (except for brokerage), vehicles, equipment leasing, car transport information consulting services, investment advice (except for financial securities insurance business, except for brokerage), sales of solar photovoltaic and new energy related products, energy-saving products and equipment sales, self-support and agent various types of goods and technology import and export business (except for commodities and technologies that the state restricts from operating or prohibiting the import and export), information technology and new energy technology areas of technology development, technical consultation, technology transfer, technical services, investment management (except for equity investment and equity investment management) (Projects subject to approval according to law shall be subject to the approval of the relevant departments before carrying out business activities). The businesses conducted by Party B currently and at any time during the term of this Agreement are collectively referred to as the “Principal Business”;

3.                  Party A is willing to provide Party B with technical development, technical support, management consultation and other related services on an exclusive basis in relation to the Principal Business during the term of this Agreement, utilizing its advantages in technology, team, and resources, and Party B is willing to accept such services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

Strictly Confidential

1.                  Services Provided by Party A

1.1                     Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with comprehensive technical support, consulting services and other related services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, including but not limited to the following:

(1)                       Licensing Party B to use the technology and software legally owned by Party A in relation to the Principal Business;

(2)                       Development, maintenance and updating of application software necessary for Party B’s Principal Business, and provision of related technical consultation and technical services;

(3)                       Design, installation, daily management, maintenance and updating of network systems, hardware equipment and related database;

(4)                       Technical support and training for employees of Party B;

(5)                       Assisting Party B in consultation, collection and research of technology and market information (excluding market research business that wholly foreign-owned enterprises are prohibited from conducting under PRC law);

(6)                       Providing business and management consultation for Party B;

(7)                       Providing marketing and promotional services for Party B;

(8)                       Providing order management and customer services for Party B;

(9)                       Leasing of equipment or properties; and

(10)                Other related services requested by Party B from time to time to the extent permitted under PRC law.

1.2                     Party B agrees to accept all the services provided by Party A.  Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar services provided by any third party and shall not establish same or similar corporation relationships with any third party regarding the matters contemplated by this Agreement.  The Parties agree that Party A may appoint or designate other parties to provide Party B with the services under this Agreement (the parties designated by Party A may enter into certain agreements described in Section 1.3 with Party B).

1.3                     Service Providing Methodology

1.3.1          Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into further service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, methods, personnel, and fees for the specific services.

1.3.2          To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into equipment or property lease agreements with Party A or any other party designated by Party A which shall permit Party B to use Party A’s relevant equipment or property based on the business needs of Party B.

1.3.3          Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B, at Party A’s sole discretion, any or all of the assets and business of Party B, to the extent permitted under PRC law, and at the lowest purchase price permitted by PRC law.  The Parties shall then enter into a separate assets or business transfer agreement, specifying the terms and conditions of the transfer of the assets.

2.                  The Calculation and Payment of the Service Fees

2.1       The fees payable by Party B to Party A during the term of this Agreement shall be calculated as follows:

2.1.1           In consideration for the services provided by Party A to Party B, Party B shall pay a service fee to Party A on monthly basis.  The service fees for each month shall consist of a management fee and a fee for services provided, which shall be discussed and determined by the Parties based on the following factors.

(1)                       Complexity and difficulty of the services provided by Party A;

(2)                       Seniority of and time consumed by the employees of Party A providing the services;

(3)                       Specific contents, scope and value of the services provided by Party A;

(4)                       Market price of the same type of services;

(5)                       Operation conditions of Party B.

2.1.2           If Party A transfers technology to Party B, develops software or other technology as entrusted by Party B, or leases equipments or properties to Party B, the technology transfer price, development fees or rent shall be determined by the Parties based on the actual situations.

3.                  Intellectual Property Rights and Confidentiality Clauses

3.1                     Party A shall have sole, exclusive ownership, rights and interests in any and all intellectual properties arising out of or created during the performance of this Agreement by both Parties, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others.  Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A at its sole discretion, for the purposes of vesting the ownership, right or interest of any such intellectual property rights in Party A, and/or perfecting the protections of any such intellectual property rights for Party A.

3.2                     The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third party, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

4.                  Representations and Warranties

4.1       Party A hereby represents, warrants and covenants as follows:

4.1.1          Party A is a wholly foreign-owned enterprise legally established and validly existing in accordance with the laws of China; Party A or the service providers designated by Party A will obtain all government permits and licenses necessary for providing the service under this Agreement before providing such services.

4.1.2          Party A has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement.    Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.1.3          This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable against it in accordance with its terms.

4.2       Party B hereby represents, warrants and covenants as follows:

4.2.1.        Party B is a company legally established and validly existing in accordance with the laws of China and has obtained and will maintain all permits and licenses for engaging in the Principal Business in a timely manner.

4.2.2.        Party B has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government agencies (if required) for the execution, delivery and performance of this Agreement.    Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.2.3.        This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it in accordance with its terms.

5.                  Term of Agreement

5.1                     This Agreement shall become effective upon execution by the Parties; unless expressly agreed in this Agreement or Party A decides in writing to terminate this Agreement, this Agreement shall be effective forever.

5.2                     During the term of this Agreement, each Party shall renew its operation term prior to the expiration thereof, so as to enable this Agreement to remain effective.  This Agreement shall be terminated upon the expiration of the operation term of a Party if the application for the renewal of its operation term is not approved by the competent government authorities.

5.3                     The rights and obligations of the Parties under Sections 3, 6, 7 and this Section 5.3 shall survive the termination of this Agreement.

6.                  Governing Law and Resolution of Disputes

6.1                     The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

6.2                     In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations.  If the dispute remains unresolved within 30 days after one Party issues a written notice calling for resolution to the other, either Party may submit the relevant dispute to the Shanghai International Economic and Trade Arbitration Commission for arbitration, in accordance with the arbitration rules of such arbitration commission effective at that time.  The place of the arbitration shall be Shanghai.  The arbitration award shall be final and binding on both Parties.

6.3                     Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

7.                  Breach of Agreement and Indemnification

7.1                     If Party B materially breaches any provision under this Agreement, Party A is entitled to terminate this Agreement and/or require Party B to compensate Party A’s losses;  This Section 7.1 shall not prejudice any other rights of Party A under this Agreement.

7.2                     Unless otherwise required by the applicable laws, Party B shall not terminate this Agreement in any event.

7.3                     Party B shall indemnify Party A and hold Party A harmless from any losses, damages, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the services provided by Party A to Party B pursuant to this Agreement, except where such losses, damages, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

8.                  Force Majeure

8.1                     In the case of any force majeure events (“Force Majeure”) such as earthquakes, typhoons, floods, fires, flu, wars, riots, strikes or any other events that cannot be predicted and are unpreventable and unavoidable by the affected Party, which directly causes the failure of either Party to perform or completely perform this Agreement, the Party affected by such Force Majeure shall not be liable for this.  However, the Party affected by such Force Majeure shall give the other Party written notices without any delay, and shall provide details of such event within 15 days after sending out such notice, explaining the reasons for such failure of, partial or delay of performance.

8.2                     If such Party claiming Force Majeure fails to notify the other Party and furnish it with proof pursuant to the above provision, such Party shall not be excused from the non-performance of its obligations hereunder.  The Party so affected by the event of Force Majeure shall use reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever the causes of such excuse are cured.  Should the Party so affected by the event of Force Majeure fail to resume performance hereunder when the causes of such excuse are cured, such Party shall be liable to the other Party.

8.3                     In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

9.                  Notices

9.1                     All notices and other communications required to be given pursuant to this Agreement or otherwise given in connection with this Agreement shall be delivered personally, or sent by registered mail, prepaid postage, a commercial courier service or facsimile transmission to the address of such Party set forth below.  Each notice shall also be emailed again.  The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1           Notices given by personal delivery, courier service, registered mail or prepaid postage shall be deemed effectively given on the date of receipt or refusal at the address set forth as notice address;

9.1.2           Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2                    For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Yanhua Network Technology (Shanghai) Co., Ltd.
Address:	3rd Floor, CSSD Building, No. 158 Wangdun Road, Suzhou Industrial Park
Attn:	Lin Wang
Tel:	(512)6288 5565 8000

Party B:	Lv Neng Tao E-Commerce (Suzhou) Co., Ltd.
Address:	3rd Floor, CSSD Building, No. 158 Wangdun Road, Suzhou Industrial Park
Attn:	Lin Wang
Tel:	(512)6288 5565 8000

9.3                    Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms of this Section.

10.           Assignment

10.1              Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2              Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party and in case of such assignment, Party A is only required to give written notice to Party B and does not need any consent from Party B for such assignment.

11.           Severability

In the event that one or several of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect.  The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.           Amendments and Supplements

Any amendment, change and supplement to this Agreement may be made in writing by the Parties.  Any amendment agreement and supplementary agreement duly executed by the Parties hereto with regard to this Agreement shall constitute an integral part of this Agreement, and shall have equal legal validity as this Agreement.

13.           Language and Counterparts

This Agreement is written in Chinese in two copies, each Party having one copy.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Party A:	Yanhua Network Technology (Shanghai) Co., Ltd.

By:
Name:	Minghua Zhao
Title:	Legal Representative

Party B:	Lv Neng Tao E-Commerce (Suzhou) Co., Ltd.

By:
Name:	Minghua Zhao
Title:	Legal Representative